NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
October 28, 2020	Senior Director of Communications
coconnor@fhlbi.com | 317.465.0469

Federal Home Loan Bank of Indianapolis Declares Dividends, Reports Earnings
Indianapolis, IN…Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its third quarter 2020 dividends for the period ended September 25, 2020 on Class B-1 and Class B-2 capital stock at annualized rates of 3.00% and 2.40%, respectively.

As a result of implementing a revised capital plan effective September 26, 20201, the Board also declared dividends for the remaining five-day period of the quarter on Class B-2 activity-based stock at an annualized rate of 3.00% and Class B-1 non-activity-based stock at an annualized rate of 3.00%. Given the short period of time that the revised capital plan was in effect during the quarter, the Board declared the same rate on the Class B-1 stock as on the Class B-2 stock.

The dividends will be paid in cash on October 29, 2020.

"FHLBank Indianapolis is pleased to offer a competitive dividend during an ongoing pandemic," Cindy Konich, President and CEO, stated. "During the third quarter, we also introduced our revised capital plan, which provides members with simplified membership-stock calculations and additional activity-stock flexibility." Learn more about the capital plan at www.fhlbi.com.

Earnings Highlights
Net income for the third quarter of 2020 was $15 million, a decrease of $11 million compared to the corresponding quarter in the prior year due substantially to lower net earnings on trading securities2 and accelerated amortization of purchase premium resulting from higher prepayments on mortgage loans, both resulting from the decline in market interest rates. These decreases were partially offset by additional net interest income3 resulting from the Bank's growth in average asset balances and by lower net losses on qualifying fair-value hedging relationships.

1        The prior capital plan required that dividends on Class B-2 stock be calculated as 80% of the dividends declared on Class B-1 stock, while the revised capital plan permits the dividends on Class B-2 (activity-based) stock to be greater than or equal to the dividends on Class B-1 (non-activity-based) stock.
2        The Bank uses U.S. Treasury securities as part of its liquidity portfolio. Such securities are classified as trading securities, on which changes in fair value are recorded in other income. Changes in the estimated fair value of the associated economic hedging instruments are also recorded in other income.
3        FHLBank Indianapolis earns interest income on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. Net interest income is primarily determined by the spread between the interest earned on those assets and the interest cost of funding with consolidated obligations.

Net income for the nine months ended September 30, 2020 was $58 million, a decrease of $36 million compared to the corresponding period in the prior year due substantially to accelerated amortization of purchase premium resulting from higher prepayments on mortgage loans and lower net earnings on trading securities, both resulting from the decline in market interest rates. These decreases were partially offset by additional net interest income resulting from the Bank's growth in average asset balances.

Hedging gains (losses) on qualifying fair-value hedging relationships4 are reported in net interest income. As a result, net interest income for the three and nine months ended September 30, 2020 included net hedging losses of $2 million and $25 million, respectively, compared to net hedging losses for the three and nine months ended September 30, 2019 of $9 million and $31 million, respectively. In general, the Bank holds the derivatives and associated hedged items to the maturity, call, or put date. As a result, we expect that nearly all of the gains and losses on these financial instruments will reverse over the remaining contractual terms of the hedged items.

Affordable Housing Program Allocation 5
For the nine months ended September 30, 2020, FHLBank Indianapolis allocated $7 million to its Affordable Housing Program ("AHP"), which provides grant funding to support housing for low- and moderate-income families in Michigan and Indiana. Full year 2020 AHP allocations will be available to the Bank's members in 2021 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements and homebuyer down-payment assistance.

Condensed Statements of Income

The following table presents unaudited condensed statements of income ($ amounts in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net interest income after provision for credit losses	$61	$50	$191	$167
Other income (loss)	(17)	3	(47)	9
Other expenses	27	24	79	71
AHP assessments	2	3	7	11

Net income	$15	$26	$58	$94

4        The Bank uses interest-rate swaps to hedge the risk of changes in the fair value of certain of its advances, available-for-sale securities and consolidated obligations. These derivatives are designated as fair-value hedges. Changes in the estimated fair value of the derivative and, to the extent these relationships qualify for hedge accounting, changes in the fair value of the hedged item that are attributable to the hedged risk are recorded in earnings.
5    Each year Federal Home Loan Banks ("FHLBanks") allocate to the AHP 10% of earnings, which is defined as income before assessments, plus interest expense on mandatorily redeemable capital stock.

Balance Sheet Highlights
Total assets at September 30, 2020 were $66.3 billion, a net decrease of $1.2 billion, or 2%, from December 31, 2019, driven by net decreases in mortgage loans held for portfolio and advances to members, partially offset by an increase in available-for-sale securities.
Advances 6
Advances outstanding at September 30, 2020, at carrying value, totaled $31.3 billion, a net decrease of $1.2 billion, or 4%, from December 31, 2019. The par value of advances outstanding decreased by 6%, which included a net decrease in short-term advances of 23% and a net increase in long-term advances of 4%.

The par value of advances to depository institutions - comprising commercial banks, savings institutions and credit unions - and insurance companies decreased by 1% and 11%, respectively. Advances to depository institutions, as a percent of total advances outstanding at par value, were 55% at September 30, 2020, while advances to insurance companies were 45%.
Mortgage Loans Held for Portfolio 7
Purchases of mortgage loans from the Bank's members for the nine months ended September 30, 2020 totaled $1.5 billion. Mortgage loans held for portfolio at September 30, 2020 totaled $9.2 billion, a net decrease of $1.6 billion, or 15%, from December 31, 2019, as principal repayments by borrowers outpaced the Bank's purchases during the period.

Liquidity Portfolio 8
The liquidity portfolio at September 30, 2020 totaled $10.7 billion, a net increase of $602 million, or 6%, from December 31, 2019. Included in this portfolio are U.S. Treasury securities classified as trading securities, which increased by $42 million, or 1%, to $5.1 billion at September 30, 2020. Cash and short-term investments increased by $559 million, or 11%, to $5.6 billion. As a result, cash and short-term investments represented 53% of the liquidity portfolio at September 30, 2020, while U.S. Treasury securities represented 47%.

Consolidated Obligations 9
FHLBank Indianapolis' consolidated obligations outstanding at September 30, 2020 totaled $60.6 billion, a net decrease of $1.8 billion, or 3%, from December 31, 2019. Such decrease reflected the decrease in the Bank's assets.

6    Advances are secured loans that FHLBank Indianapolis provides to its member institutions.
7     FHLBank Indianapolis purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments.
8    The Bank's liquidity portfolio consists of cash, interest-bearing deposits, securities purchased under agreements to resell, federal funds sold              and U.S. Treasury securities.
9 The primary source of funds for FHLBank Indianapolis, and for the other FHLBanks, is the sale of FHLBanks' consolidated obligations in the capital markets. FHLBank Indianapolis is the primary obligor for the payment of the principal and interest on the consolidated obligations issued on its behalf; additionally, it is jointly and severally liable with each of the other FHLBanks for all of the FHLBanks' consolidated obligations outstanding.

Capital 10
Total capital at September 30, 2020 was $3.4 billion, a net increase of $265 million, or 8%, from December 31, 2019. Such increase was substantially due to proceeds from the issuance of capital stock.
The Bank's regulatory capital-to-assets ratio11 at September 30, 2020 was 5.44%, which exceeds all applicable regulatory capital requirements.

Condensed Statements of Condition

The following table presents unaudited condensed statements of condition ($ amounts in millions):

	September 30, 2020	December 31, 2019
Advances	$31,264	$32,480
Mortgage loans held for portfolio, net	9,237	10,815
Cash and short-term investments	5,639	5,079
Investment securities and other assets (1)	20,202	19,137

Total assets	$66,342	$67,511

Consolidated obligations	$60,610	$62,392
MRCS	262	323
Other liabilities	2,048	1,639
Total liabilities	62,920	64,354

Capital stock (2)	2,224	1,974
Retained earnings (3)	1,124	1,115
Accumulated other comprehensive income	74	68
Total capital	3,422	3,157

Total liabilities and capital	$66,342	$67,511

Total regulatory capital (4)	$3,610	$3,412

Regulatory capital-to-assets ratio	5.44%	5.05%

(1)    Includes trading, held-to-maturity and available-for-sale securities.
(2)    Putable by members at par value.
(3)    Includes restricted retained earnings at September 30, 2020 and December 31, 2019 of $262 million and $251 million, respectively.
(4)     Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

All amounts referenced above are unaudited. More detailed information about FHLBank Indianapolis' financial condition as of September 30, 2020, and results for the three and nine months then ended will be included in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Bank's Quarterly Report on Form 10-Q, which we intend to file by mid-November.

10    FHLBank Indianapolis is a cooperative whose member financial institutions and former members own all of its capital stock as a condition of membership and to support outstanding credit products.
11    Total regulatory capital, which consists of capital stock, mandatorily redeemable capital stock and retained earnings, as a percentage of total assets.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.
Any forward-looking statement contained in this document speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions. For more information about FHLBank Indianapolis, visit www.fhlbi.com.